Exhibit 99.1

Ault Alliance Enters into an Agreement for a Financing of up to $50 Million

Las Vegas, NV, November 7, 2023 – Ault Alliance, Inc. (NYSE American: AULT), a diversified holding company (“AAI” or the “Company”) announced today that it has entered into a Securities Purchase Agreement (the “Agreement”) providing for up to $50 million of financing (the “Financing”) from Ault & Company, Inc., a related party (“A&C”). Pursuant to the Agreement, AAI has agreed to issue and sell to A&C up to $50 million in shares of Series C Convertible Preferred Stock (the “Preferred Shares”). The Preferred Shares will be senior to all other classes of preferred stock the Company has outstanding, as well as senior to the Company’s common stock (“Common Stock”).

Each Preferred Share shall have a stated value of $1,000.00 per share and, upon stockholder approval, shall be convertible at the holder’s option into shares of Common Stock at a conversion price equal to the greater of (i) $0.10 per share (the “Floor Price”), which Floor Price shall not, except for voting rights purposes, be adjusted for stock dividends, stock splits, stock combinations and other similar transactions and (ii) the lesser of (A) $0.2098, or (B) a 5% premium to the closing sale price of the Common stock on the day immediately prior to the date of conversion (the “Conversion Price”). The Conversion Price will be subject to standard anti-dilution provisions in connection with any stock split, stock dividend, subdivision or similar reclassification of the Common Stock. The Preferred Stock also has “full ratchet” price protection in the event the Company should issue securities at a lower price than the Conversion Price. The Preferred Stock shall pay a dividend at an annual rate of 9.5%, which the Company may, during the first two years, pay in shares of Common Stock.

The Agreement entitles A&C to exchange the senior secured convertible promissory note it was issued by the Company on October 13, 2023 for Preferred Shares.

Further, A&C will receive warrants (“Warrants”) to purchase up to approximately 370 million shares of Common Stock, presuming that the full amount of the Preferred Shares is sold, exercisable for five years at $0.1353 per share, subject to adjustment.

The proceeds from the Financing will be used for the repayment of outstanding indebtedness, to complete the expansion of the Company’s Bitcoin mining facilities and general working capital purposes.

"The conversion price of the Preferred Shares is nearly a 100% premium over the current market price. That A&C is willing to invest up to $50 million on those terms should be a clear indicator of our belief that the market has been undervaluing the Company, which I've been highlighting for years. This transaction is more than a number-it’s a declaration of my steadfast confidence in our data centers, the crane company, the lending firm, and the exceptional portfolio companies we've nurtured over the past six years. Each is a vital component of our collective success," said Milton "Todd" Ault III, Executive Chairman of Ault Alliance and Chairman & CEO of A&C.

The Agreement provides for several closings through December 29, 2023, though such dates may be extended by A&C as set forth in the Agreement. The consummation of the transactions contemplated by the Agreement, specifically the conversion of the Preferred Shares and the exercise of the Warrants in an aggregate number in excess of 19.99% on the execution date of the Agreement, are subject to various customary closing conditions as well as regulatory and stockholder approval. In addition to customary closing conditions, the closing of the Financing is also conditioned upon the receipt by A&C of financing to consummate the transaction.

Additional information regarding the securities described above and the terms of the Financing will be included in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (“SEC”).

The Preferred Shares and Warrants will be issued in reliance upon the exemption from the securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) as promulgated by SEC under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor will there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

For more information on Ault Alliance and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available under the Investor Relations section at www.Ault.com or available at www.sec.gov.

About Ault Alliance, Inc.

Ault Alliance, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, Ault Alliance owns and operates a data center at which it mines Bitcoin offers colocation and hosting services for the emerging artificial intelligence ecosystems and other industries, and provides mission-critical products that support a diverse range of industries, including metaverse platform, oil exploration, crane services, defense/aerospace, industrial, automotive, medical/biopharma, consumer electronics, hotel operations and textiles. In addition, Ault Alliance extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Alliance’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.Ault.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.Ault.com.

Ault Alliance Investor Contact:

IR@ault.com or 1-888-753-2235